CERTIFICATE OF TRUST

THIS Certificate of Trust of WisdomTree Trust (the "Trust") is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C. SS. 3801, et seq.) (the "Act").

      1. Name. The name of the business trust formed hereby is WisdomTree Trust.

      2. Registered Agent. The business address of the registered office of the Trust in the State of Delaware is: 1209 Orange Street, Wilmington, DE 19801. The name of the Trust's registered agent at such address is The Corporation Trust Company.

      3. Effective Date. This Certificate of Trust shall be effective upon the date and time of filing.

      4. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

      5. Series. Pursuant to Section 3806(b)(2) of the Act, the Trust may issue one or more series of beneficial interests having the rights and preferences set forth in the governing instrument of the Trust, as the same may be amended from time to time (each a "Series").

      6. Notice of Limitation of Liabilities of each Series. Pursuant to Section 3804(a) of the Act, there shall be a limitation on liabilities of each Series such that (a) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only, and not against the assets of the Trust generally or the assets of any other Series thereof and (b) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series thereof shall be enforceable against the assets of such Series.

IN WITNESS WHEREOF, the undersigned, have executed this Certificate of Trust in accordance with Section 3811 (a) (1) of the Act.


                                            /s/ Jonathan Steinberg
                                            ----------------------
                                            Jonathan Steinberg
                                            Trustee


                                            /s/Marc Ruskin
                                            --------------
                                            Marc Ruskin
                                            Trustee


                                            /s/ Richard Morris
                                            ------------------
                                            Richard Morris
                                            Trustee